Exhibit 15.29

CREDIT AGREEMENT No. BSMI 0249

This Credit Agreement (the “Agreement”) is made on this day the 26th day of December, 2012, by and between :

1.

PT BANK SUMITOMO MITSUI INDONESIA, a corporation organized and existing under the laws of the Republic of Indonesia, having its legal domicile in Jakarta Selatan (hereinafter referred to as the “Bank”); and

2.

PT INDOSAT Tbk, a limited liability company organized and existing under the laws of the Republic of Indonesia, having its legal domicile in Central Jakarta (hereinafter referred to as the “Borrower”).

WHEREAS, the Borrower has requested the Bank and the Bank has agreed subject to the terms and conditions of this Agreement, including the schedule(s) hereto, to grant one or more credit facility(ies) to the Borrower, in an aggregate principal amount at any one time outstanding, and in the form as specified in the schedule duly signed by the parties and attached to this Agreement which constitutes an integral and inseparable part hereof, (hereinafter together with its amendment, renewals, extension or supplement referred to as the “Schedule”).

NOW. THEREFORE, the parties hereto agree to enter into this Agreement on the following terms and conditions:

Article 1

Definition

“Active Infrastructure Assets” mean fiber, transmission equipment and radio access network

“Alternative Active Infrastructure Asset Transaction” means, with respect to the Borrower or any Subsidiary, any transaction (or series of related transactions) pursuant to which the

Borrower or such Subsidiary contractually grants management and/or operational rights and benefits and/or some or substantially all of the rights and benefits of ownership of one or more Active Infrastructure Assets to one or more Network JVs, and such Network JV or Network JVs contractually accept obligations in connection with the management and/or operation and/or which may be incident or not to ownership of the subject Active Infrastructure Assets for any period, any of which may include or not to the transfer at or agreement to transfer legal title to any right and/or Borrower’s or Subsidiary’s assets to such Network JV or the sale, lease, transfer, issuance or disposition of right and/or Borrower’s or Subsidiary’s assets to such Network JV (or any agreement to do the foregoing), in any such case, where Borrower or any Subsidiary continues to have the right to use (whether pursuant to lease agreement or others) all or a portion of such Active Infrastructure Assets.

“Alternative Passive Infrastructure Asset Transaction” means, with respect to the Borrower or any Subsidiary, any transaction (or series of related transactions) pursuant to which the Borrower or such Subsidiary contractually grants management and/or operational rights and benefits and/or some or substantially all of the rights and benefits of ownership of one or more Indosat Towers to one or more persons, and such person or persons contractually accept obligations in connection with the management and/or operation and/or which may or may not be incident to ownership of the subject Indosat Towers for any period, any of which may or may not include the transfer of or agreement to transfer legal title to any right and/or asset to such person or the sale, lease, transfer, issuance or disposition of any right and/or asset to such person (or any agreement to do the foregoing), in any such case, where Borrower or any Subsidiary continues to have the right to use (whether or not pursuant to any lease or otherwise) all or a portion of such Indosat Towers.

“Break Costs” means the cost that shall be paid by Borrower due to the Borower making early payment prior to the Interest Payment Date, calculated from the date of the early payment until the relevant Interest Payment Date. Break Cost shall be calculated based on and equivalent with the relevant market cost for the same period as the relevant Interest Period when such early payment is made.

“Business Day” means a day (excluding Saturday, Sunday and public holiday) which banks are open for general banking business in Jakarta, for Rupiah currency.

“Net Debt” means, Total Consolidated Debt less (i) the consolidated cash and cash equivalents, and (ii) Financial Investment

“Total Consolidated Debt” means,

(i)

the principal of and premium (if any) in respect of debt of such person for money borrowed and debt evidenced by notes, debentures, bonds, sukuk or other similar instruments for the payment of which such person is responsible or liable which in any such case, bears interest; and

(ii)

all obligation of such person in relation to procurement payables constituting account payable to such person’s suppliers: (a) which bear interest or which interest; and (b) payment for such accounts payable is due more than six (6) months after the date of invoice but, in relation to any member of the Group, deducting all indebtedness advanced by any (direct or indirect) shareholder of the Borrower to such member of Group which is subordinated to any indebtedness falling under (i) or (ii) above.

“Group” means PT Indosat Tbk and its subsidiaries

“EBITDA” means for any period, an amount equal to the sum of operating income (calculated before finance costs, taxes, non-operating income or expenses and extraordinary and exceptional items) plus depreciation and amortisation and, in the case of any testing or calculation of the ratio of Net Debt to EBITDA, after giving pro forma effect to any material acquisition or disposal of assets or businesses as if such acquisition or disposal had occurred on the first day of such period.

“Equity” means total assets less total liabilities, where total liabilities exclude all indebtedness advanced by any (direct or indirect) shareholder of the Borrower to any member of the Group which is subordinated to any Debt

“Financial Investment” means any of the following:

(a)

Investments in U.S. Government Obligations and Indonesian Government Obligations maturing within 365 days of the date of acquisition thereof; provided that the amount of investments in Indonesian Government Obligations at any one time outstanding, together with the amount of investments in SBIs made under clause (c) below, shall not exceed an aggregate amount of US$50 million (or the Dollar Equivalent thereof);

(b)

Investments in time deposit accounts, certificates of deposit and money market deposits maturing within 90 days of the date of acquisition thereof issued by a bank or trust company organized under the laws of the United States of America or any state thereof, Australia, Belgium, Canada, England, France, Germany, Hong Kong, The Netherlands, New Zealand, Qatar or Singapore having capital, surplus and undivided profits aggregating in excess of US$500 million and whose long-term debt is rated “A-3” or “A- ” or higher according to Moody’s or S&P (or such similar to Moody’s or S&P (or such similar equivalent rating by at least one “nationally recognized statistical rating organization”);

(c)

SBIs maturing within 365 days of the acquisition thereof: provided that the amount of investments in SBIs at any one time outstanding, together with the amount of investments in Indonesian Government Obligations made under clause (a) above, shall not exceed an aggregate amount of US$50 million (or the Dollar Equivalent thereof);

(d)	repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) entered into with:

(i)	a bank meeting the qualifications described in clause (b) above, or

(ii)	any primary government securities dealer reporting to the Market Reports Division of the Federal Reserve Bank of New York;

(e)

Investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Borrower) organized and in existence under the laws of the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P (or such similar equivalent rating by at least one “nationally recognized statistical rating organization”);

(f)	Investments in debt securities issued by a corporation (other than an Affiliate of the Borrower) organized and in existence with a rating at the time as of which any investment therein is made of “B3” (or higher) according to Moody’s or “B-” (or higher) according to S&P (or such similar equivalent rating by at least one “nationally recognized statistical rating organization”); provided that such investments at any one time outstanding shall not exceed US$10 million;

(g)

Direct obligations (or certificates representing an ownership interest in such obligations) of any state of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of such state is pledged and which are not callable or redeemable at the issuer’s option; provided that:

(i)

the long-term debt of such state is rated “A-3” or “A-” or higher according to Moody’s or S&P (or such similar equivalent rating by at least one “nationally recognized statistical rating organization”), and

(ii)	such obligations mature within 180 days of the date of acquisition thereof;

(h)

Investments in debt securities maturing not more than 365 days after the date of acquisition issued by a corporation (other than an Affiliate of the Borrower), the repayment of principal of which is guaranteed by a bank or trust company meeting the requirements described in clause (b) of this definition; provided that the amount of such investments at any one time outstanding shall not exceed US$10 million;

(i)

Investments in money market mutual funds, with a rating at the time as of which any investment therein is made of “Aa2” (or higher) according to Moody’s or “AA” (or higher) according to S&P (or such similar equivalent rating by at least one “nationally recognized statistical rating organization”); and

(j)

Investments of the type described in clauses (b) and (c) above issued by or entered into with any bank incorporated or licensed to operate under the laws of the Republic of Indonesia whose long term debt is rated “A” or higher according to at least one recognized statistical rating organization in Indonesia (which may be a domestic or international rating organization) and which has capital and surplus in excess of US$200.0 million; provided that an investment of no more than US$100.0 million may be made in any one such entity on any date.

“Indosat Towers” means telecommunication tower structures designed and constructed specialty to support antennae for transmission or reception and retransmission of electronic signals in the Telecommunication Business, including associated civil and mechanical structure and interest in the real property on which any such tower structure is located.

“Interest Period” shall mean the period commencing on the date the Loan is made and having a duration as specified in the Schedule, provided that if (i) an Interest Period would otherwise end on a day which is not a business day, such Interest Period shall end on the next business day (unless such next business day falls in another calendar month, in which case such Interest Period shall end on the preceding business day), and (ii) anything in this Agreement to the contrary notwithstanding, an Interest Period that would

“Material” means a value which equals or exceeds 20% (twenty percent) of the Equity

“Network JV” shall mean an incorporated or unincorporated company (including any corporation or limited liability company), association, partnership or joint venture, in which the Borrower or any of its subsidiaries holds at least a 25% equity interest, established in connection with a Network Sharing Arrangement and any of its subsidiaries.

“Network Sharing Arrangement” shall mean a bona fide arrangement between two or more telecommunications services and/or network providers for the purpose of sharing telecommunications network, transmission and related equipment (including Active Infrastructure Assets) relating to their respective Telecommunications Businesses, including arrangements involving the sharing of part or all of a radio access network or core network.

“Permitted Collateral or Guarantee” means

(a)

Existing Collateral and Guarantee of the Borrower, provided that if an asset made as Collateral or Guarantee has been released as security, then such asset may be legally bound again as Collateral and Guarantee in the interest of another party than Bank;

(b)	Collateral and Guarantee given for a deposit, or to guarantee the payment of an import duty or rent;

(c)	Collateral and Guarantee given in order to secure certain obligations in respect of the Borrower’s accounts payable in its day-to-day business;

(d)	Collateral and Guarantee with respect to an allowance for taxes payable;

(e)

Collateral and Guarantee for financing the acquisition of an asset on credit in general, for export credit or a supplier, and for vendor financing or leasing, in which such asset will be the object of the Collateral and Guarantee for the said financing;

(f)	Collateral and Guarantee for syariah financing provided that the value for one book year does not exceed the Material value

(g)	Collateral and Guarantee given for the financing of a cooperative project between the Borrower and another party in which the financing is provided by such other party;

(h)	Collateral and Guarantee given for the purpose of the tender process for the implementation of a project carried out by the Borrower

(i)	Collateral and Guarantee given with respect to Qualified Asset Sale

“Subsidiary” means any company whose:

(a)	shares are directly or indirectly controlled by the Borrower for at least 50% (fifty percent) of the total number of shares issued in such company;

(b)	financial statement is consolidated with that of the Borrower in accordance with the generally accepted accounting principles in Indonesia

“Telecommunications Business” means the business of:

(a)

providing telecommunication networks, telecommunication services as well as information technology and/or convergence technology services, including but not limited to provisioning of basic telephony services, multimedia services, internet telephony services for public interest, network access point services, internet services, mobile telecommunication networks and fixed telecommunication networks; and

(b)	engaging in the payment transaction and money transfer service through telecommunication networks as well as information technology and/or convergence technology.

And all supporting business activities relating thereto.

“Total Assets” means, as of any date of consolidated financial statements prepared in accordance with the applicable Indonesia accounting standard.

“Qualified Active Infrastructure Asset Sale” means, with respect to the Borrower or any Subsidiary, any or combination of the following:

(a)

(X) any transaction (or series of related transactions) involving the disposal to any Network JV of any Active Infrastructure Assets (or part(s) thereof) directly or through the sale of shares in a Subsidiary to any Network JV, where the aggregate principal value or aggregate principal consideration received or receivable from such transaction (or series of related transactions) does not exceed 20% of the Total Assets; or (y) any Alternative Active Infrastructure Asset Transaction, where the aggregate principal value or aggregate principal consideration received or receivable for such Alternative Active Infrastructure Asset Transaction does not exceed 20% of the Total Assets;

(b)

any sale, lease, transfer, issuance or other disposition and any leaseback or repurchase of Active Infrastructure Assets (or part(s) thereof) directly or through the sale or repurchase of shares in a Subsidiary which occurs pursuant to the agreements for a transaction (or series of related transactions) which involves any disposal to a Network JV of any Active Infrastructure Assets (or part(s) thereof) which complied with clause (a)(x) hereof and an Alternative Active Infrastructure Asset Transaction which complied with clause (a)(y) hereof; provided that the aggregate principal value or aggregate principal consideration received or receivable from such transaction (or series of related transactions) does not exceed 20% of the Total Assets.

“Qualified Passive Infrastructure Asset Sale” means, with respect to the Borrower or any Subsidiary, any or combination of the following:

(a)	(x) any transaction (or series of related transactions) involving the disposal and lease back or further disposal and lease back of any Indosat Towers (or part(s)

lease back or further disposal and lease back of any Indosat Towers (or part(s) thereof), directly or through the sale of shares in a Subsidiary; and/or (y) any Alternative Passive Infrastructure Asset Transaction;

(b)

any sale, lease, transfer, issuance or other disposition and any Ieaseback or repurchase of Indosat Towers (or part(s) thereof) directly or through the sale or repurchase of shares in a Subsidiary which occurs pursuant to the agreements for a transaction (or series of related transactions) which involve a disposal and leaseback of any Indosat Towers (or part(s) thereof) which complied with clause (a)(x) hereof and/or an Alternative Passive Infrastructure Asset Transaction which complied with clause (a)(y) hereof.

“Qualified Asset Sale” means a Qualified Active Infrastructure Asset Sale or a Qualified Passive Infrastructure Asset Sale.

Article 2

Credit Facility

2.1	The Loan

Subject to the terms and conditions of this Agreement, including but not limited to fulfillment of the conditions precedent, the Bank agrees to grant a loan to the Borrower in an aggregate principal amount as set forth in the Schedule (the “Loan”).

2.2	Manner of Borrowing

In addition to any requirements mentioned in the Schedule, each advance shall be made only on a business day, as requested to the Bank by the Borrower in a notice of borrowing which must be received by the Bank at least two (2) business days prior to the proposed date of borrowing. The notice of borrowing shall also specify the proposed amount of the advance, shall be substantially in the form of Exhibit A hereto and shall be

Subject to the terms and conditions of this Agreement the Bank shall deposit the amount of the Loan to the Borrower by depositing the amount to the account of the Borrower with the Bank or to such other account at such place as will be notified by the Borrower in writing to the Bank.

The Borrower’s obligation to repay each of the advances shall be evidenced by the notice of borrowing as per Exhibit A . The issue of the instrument shall not constitute a novation.

Notice of confirmation on rollover the Loan may be sent by the Borrower via any electronic means either by facsimile or email confirmation in accordance with the mandate given by the Borrower and registered with the Bank from time to time, which shall supplement, form a part of and subject to this Agreement.

The Bank shall not be responsible or liable for any consequences that may arise from acting on Borrower’s instructions as aforesaid. Borrower shall indemnify the Bank in full against any and all liabilities, losses, damages, costs, claims, demands and expenses (including reasonable legal fees) incurred or suffered by the Bank as a result of acting on Borrower’s instructions as aforesaid

2.3	Confirmation of Indebtedness

The Borrower confirms and acknowledges that the Borrower shall be truly and legally indebted to the Bank in an amount equal to the actual principal amount of the Loan outstanding from time to time plus interest, interest on overdue amount if any, expenses outstanding from time to time plus interest, interest on overdue amount if any, expenses and all other amounts payable by the Borrower under this Agreement (the “Indebtedness”). The Bank accepts such acknowledgment of indebtedness by the Borrower. The books and records of the Bank constitute legal and binding evidence, except for manifest error, of the total amount of Indebtedness of the Borrower to the Bank under this Agreement.

2.4	Use of Proceeds

The Borrower shall use the proceeds of the Loan for the purposes as set forth in the Schedule and for no other purposes. Without prejudice to this obligation of the Borrower, the Bank shall not be obliged to concern itself with and shall have no responsibility for the application of the Loan by the Borrower.

2.5	Change of Circumstances

Based on the opinion of the Bank, a change has occurred or is likely shortly to occur in the conditions or circumstances pursuant to which it has made its credit decision to grant the Loan (including matters relating to the Borrower’s performance and ability to fulfil its obligations hereunder as per requirement under prevailing Bank Indonesia Regulation No.7/2/PBl/2005 (as amended)) and such circumstances is not remedied by Borrower within thirty (30) calendar days as of the date of a written notice thereof is given by the Bank to Borrower, the Bank may refuse to disburse or cancel at any time and/or automatically any part of the Loan that have not been drawn by the Borrower. No commitment fee is chargeable to the Borrower for any undrawn portion as a result of such refusal or cancellation.

Article 3

Conditions Precedent

3.1

The obligation of the Bank to make the Loan is subject to the conditions precedent that the Bank shall have received the following documents, in form and substance satisfactory to the Bank, at least four (4) business days prior to the date of the Loan.

(a)	Articles of Association

A certified copy of the Borrower’s Articles of Association, and any amendment(s) thereof certified by an authorized representative of the Borrower;

(b)	Shareholders Resolutions

A certified copy of the minutes of general meeting of shareholders with respect to the appointment of current members of the Board of Directors and Commissioners of the Borrower certified by an authorized representative of the Borrower together with the notice to and received by Ministry of Law and Human Rights of the Republic of Indonesia;

(c)	Business Licenses

A certified copy of the business licenses of the Borrower, redacted as necessary as not to show any information that would be deemed confidential, and any amendments or extension thereof;

(d)	Specimen Signature

A certificate of person(s) authorized to act for and on behalf of the Borrower;

(e)	Corporate Approval

The corporate approval as required under the Borrower’s Articles of Association to enter into this under the Borrower’s Articles of Association to enter into this Agreement, or any other agreements or documents contemplated thereby; and

(f)	Fees

Payment of any fees as required in the Schedule.

3.2	The obligation of the Bank to make the Loan is subject to the further conditions precedent that at least two (2) business days prior to the making of the Loan;

(a)	there exists no Event of Default as per article 11 of this Agreement and no event which with the giving of notice or passing of time or both would constitute an Event of Default under this Agreement;

(b)	all representations and warranties of the Borrower set forth in this Agreement, including the Schedule, are true and correct in all material respect; and

(c)	the Bank receives a notice of drawdown in the form set forth in Exhibit A.

Article 4

Interest

4.1	Interest

The Borrower agrees to pay interest to the Bank on the last date of the Interest Period, unless otherwise specified in the Schedule (the “Interest Payment Date”) (computed on the basis of a year of three hundred sixty (360) days and the actual number of days elapsed) on the unpaid principal amount of the Loan, from and including the date the Loan was made until the Loan is paid in full, at a rate per-annum as specified in the Schedule.

If two or more interest periods relating to advances made under the same facility end at the same time, then, on the last day of those interest periods, the advances to which they relate shall be consolidated into and thereafter treated in all respects as a single advance.

4.2	Interest on Overdue Amount

If the principal or any other amount whatsoever including but not limited to all costs and expenses incurred by the Bank hereunder which must be reimbursed by the Borrower, shall not be paid in full when due hereunder (whether at stated maturity, by acceleration or otherwise), the Borrower agrees to pay interest on such unpaid amount, from and including the due date thereof until the same is paid in full, to the extent permitted by law, at the default rate of two percent (2%) above the interest rate specified in the Schedule. Such interest shall be calculated on the basis of days elapsed and a year of three hundred sixty (360) days and be payable on demand.

The provisions of any default interest shall not be construed to allow the Borrower to make payment of any amount beyond the due date determined in this Agreement nor shall the payment thereof be construed as a waiver or cure of any Event of Default.

Article 5

Repayment

5.1	Repayment

The Borrower agrees to repay the Loan to the Bank on the repayment date specified in the Schedule or at the times and in the manner expressly provided for in this Agreement and in the Schedule. On or before the expiry of the applicable availability period specified in the Schedule, any Loan so repaid shall be available for reborrowing in accordance with the terms and conditions of this Agreement.

5.2	Payments

All amounts whatsoever payable by the Borrower to the Bank under the Agreement shall be made in the currency of the Loan as specified in the Schedule without deduction, set-off or counterclaim in immediately available funds by depositing, not later than on the due date as specified in the Schedule, the amount of such payment to the account of the Bank or to such other account at a place as the Bank may by notice specify. If any payment falls due on a day which is not a business day, such payment shall be made on the next business day, unless such next business day falls in the following calendar month, in which case such payment shall be made on the preceding business day.

5.3	Early Payment

Unless otherwise provided in the Schedule, the Borrower may prepay the Loan in whole or in part without penalty on the last day of the Interest Period upon giving the Bank at least five (5) business days’ notice of such early payment (which shall be irrevocable and effective only upon receipt), provided that such early payment shall be in the amount specified in the Schedule and accompanied by all accrued interest on the amount prepaid up to the date of prepayment and subject to payment of Break Costs in the same currency as the Loan.

5.4	Loan Facility Record

The Bank shall maintain in its books a record of the loan facility in the Borrower’s name showing the amount of the Loan, computation and payment of interest, interest on overdue amounts and other amounts due and sums paid hereunder or under any other documents contemplated hereby. Such record of the loan facility shall be conclusive and binding evidence on the parties hereto save for any manifest error.

Article 6

Yield Protection

6.1	Taxes

All payments to be made by the Borrower to the Bank hereunder whether in respect of principal, interest, fees or any other item, shall be made in full, free and clear of and without deduction or withholding (whether in respect of set-off, counterclaim, duties, taxes, charges or otherwise) unless the Borrower is required by law to make such payment subject to the deduction or withholding of tax, in which case the sum payable by the Borrower in respect of which such deduction or withholding is required to be made shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Bank receives and retains (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made, provided that:

(i)	the Borrower shall ensure that the amount so deducted does not exceed the minimum legally required by the appropriate authorities to be so deducted; and

(ii)	the Borrower shall each time at the latest within fifteen (15) days as of the payment of such tax, forward a copy of the relevant tax payment certificate to the Bank,

Without prejudice to the above provisions, if the Bank is required to make any payment on account of tax or otherwise (not being a tax imposed on the net income of the Bank) on or in relation to any sum received or receivable by it hereunder or any liability in respect of any such payment is asserted, imposed, levied, or assessed against the

Bank, the Borrower shall, upon demand by the Bank, indemnify and hold harmless the Bank from and against that payment or liability, together with any interest, penalties or expenses payable or incurred in connection therewith. The Bank shall have a separate cause of action to recover such liability.

6.2	Increased Cost

Anything in the Agreement to the contrary notwithstanding, in the event that any change in applicable law or regulations that change the basis of payments to the Bank of any amounts whatsoever payable under the Agreement including any reserve, special deposit or similar requirements against the Bank, or any other condition effecting the Agreement or the Loan, to the extent that resulted in an increase of the cost to the Bank of making or maintaining the Loan, or reduces the effective return to the Bank under all or any part of the Loan provided under this Agreement (the “Increased Cost”), then the Borrower shall compensate and pay to the Bank upon written demand of the Bank such Increased Cost (in the same currency as the Loan). The Bank shall have a separate cause of action to recover the above cost or liability. The Bank shall, as soon as practicable after a written demand by the Borrower, provide an official certificate confirming the amount of the Increased Cost along with bona fide evidence thereto.

6.3	Break Costs

The Borrower shall reimburse the Bank (in the same currency as the Loan) on demand for Break Costs incurred by the Bank, as a result of any early payment by the Borrower pursuant to this Agreement

6.4	Illegality

Anything in the Agreement to the contrary notwithstanding, if a change in applicable law, rule or regulation within the Republic of Indonesia shall make it unlawful for the Bank to maintain the Loan, then (i) the Bank shall not thereafter be obliged to make any advances hereunder and the amount of the facility shall be immediately reduced to zero, and (ii) the principal of the Loan, together with interest accrued thereon and all other amounts payable by the Borrower under the Agreement, shall forthwith be repaid in full by the Borrower.

6.5	Mandatory Prepayment

If the Borrower is obligated to prepay the Loan then outstanding pursuant to condition of illegality pursuant to paragraph 6.4 above, the Borrower shall mandatory prepay such amounts, together with interest accrued thereon to the date of prepayment. In this event, Bank shall not apply any Break Costs to the Borrower.

Article 7

Costs and Expenses

The Borrower agrees that, it will pay all expenses in relation to the drawing up of this Agreement and its enforcement and reimburse the Bank on demand for all cost and expenses of collection (including, without limitation, reasonably incurred legal fees, notary fees and disbursements of counsel) incident to the enforcement, protection or preservation of any right or claim of the Bank under the Agreement. The Borrower furthermore agrees to pay all stamp and other duties imposed on the Agreement and shall indemnify the Bank against all liabilities and expenses resulting from any omission to pay or delay in paying any such duty.

Article 8

Representations and Warranties

8.1	The Borrower represents and warrants to the Bank that as of the date of this Agreement:

(a)

it is a company duly established and organized under the laws of the Republic of Indonesia, and is authorized to own its properties and assets and to carry on its business as it is now being conducted;

(b)	the Borrower’s Deed of Establishment, Articles of Association, the composition of the Board of Directors and Commissioners and shareholders are as set forth in in Exhibit C;

(c)

it has full power and authority to make and perform this Agreement, and other documents contemplated thereby have been duly authorized, executed and delivered, and the making and performance thereof do not and will not violate (i) any law or regulation of the Republic of Indonesia or any order of any court, regulatory body or arbitral tribunal, (ii) its Articles of Association, or (iii) any agreement or instrument to which it is a party;

(d)

all approvals, licenses and registrations (if any) by or with any corporate and governmental authority required for it to lawfully enter into, exercise its rights under, make and perform and comply with the obligations expressed to be assumed by it in this Agreement have been obtained or made and are in effect;

(e)	this Agreement and the documents contemplated thereby constitute the legal, valid binding obligations of the Borrower enforceable in accordance with its terms;

(f)

it has not taken any corporate action nor have any other voluntary steps been taken or legal proceedings been started or (to the best of its knowledge and belief) threatened against it for its winding up, dissolution, administration or reorganization or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of it or against any or all of its assets or revenues that has a material adverse effect on the Borrower’s ability to perform its payment obligations under this Agreement;

(g)

it is not in breach of or in default under any agreement to which it is a party or which is binding on it or any of its assets to an extent or in a manner which has a material adverse effect on the Borrower’s ability to perform its payment obligations under this Agreement;

(h)

except as has been disclosed by the Borrower in writing to the Bank prior to the date hereof, there has not arisen, nor has there been any threat of any item, transaction or event of a material and unusual nature that has a material adverse effect on the Borrower’s ability to perform its payment obligations under this Agreement;

(i)

no Event of Default or any event, condition, act or omission which with the giving of notice or the elapse of time or both would constitute an Event of Default under this Agreement has occurred or is continuing;

(j)

there are no existing, pending or threatened actions or proceedings before any court, board or administrative authority or governmental agency or arbitrator which will, or may, materially and adversely affect the ability of the

Borrower to perform its payment obligations under this Agreement or or any agreement contemplated thereby;

(k)

the officers and representatives of the Borrower executing this Agreement and the other documents called for by the terms of this Agreement are duly and properly in office and are fully authorized to execute the same;

(l)	the Borrower is conducting its business and operations in compliance with all applicable laws and other governmental directives, guidelines and policy statements applicable to it;

(m)	the Borrower has no contingent obligations, liabilities for taxes or other outstanding financial obligations which are Material;

(n)	the Borrower has good and marketable title to all its properties and assets;

(o)

under the laws of the Republic of Indonesia in force at the date hereof, its Indebtedness under this Agreement ranks and will rank at least pari passu with all its other unsecured and unsubordinated indebtedness with the exception of that which is preferred by the operation of bankruptcy, insolvency and other similar laws of general application;

(p)

the financial statements of the Borrower copies of which have been delivered to the Bank, were prepared in accordance with accounting principles generally accepted in Indonesia and consistently applied and give (in conjunction with the notes thereto) a true and fair view of the financial condition of the Borrower and its subsidiaries at the date as of which they were prepared and the results of the operations of the Borrower and its subsidiaries during the financial year then ended, and since publication of the financial statements, there has been no material adverse change in the business or financial condition of the Borrower or any of its subsidiaries.

8.2	All representations and warranties made above and herein shall be deemed repeated at the time of each notice of borrowings is submitted.

Article 9

Affirmative Covenants

The Borrower agrees that until payment in full of all amounts whatsoever payable by the Borrower under this Agreement, it:

(a)	shall utilize the Loan only for the purpose set forth in the Schedule and will pay all its Indebtedness and perform all its obligations promptly and in accordance with the terms of this Agreement;

(b)

shall promptly obtain, comply with the terms of and do all that is necessary to maintain in full force and effect all authorizations, approvals, licenses and consents required by law to enable it lawfully to enter into and perform its obligations under this Agreement and will promptly execute, acknowledge, deliver, file, notarize and register at its own expense all such additional agreements, instruments and documents and perform such other reasonable acts, as the Bank deems desirable to effectuate the purpose of the Agreement;

(c)

will promptly inform the Bank of the occurrence of any event which is or may become (with the passage of time, the giving of notice, the making of any determination hereunder or any combination thereof) an Event of Default under this Agreement and, upon receipt of a written request from the Bank, confirm to the Bank that, save as previously notified to the Bank or as notified in that confirmation, no such event has occurred;

(d)

will preserve its existence under Indonesian law and all of its rights and privileges, will keep all of its property useful or necessary in its business in good working condition, will conduct its business in an orderly, efficient and regular manner, will comply with the requirements of applicable law and make timely payments of all taxes;

(e)

the Borrower shall maintain with reputable insurance companies insurance on all its properties and assets, with coverage and in amounts normal and customary in the sound management of international business in the field of operations in which it is engaged, including but not limited to all risk insurance which expressly includes coverage against fire, strikes, riots and civil commotion. Unless otherwise specified in the Schedule, all insurance policies shall name the Bank as loss payee;

(f)	will furnish to the Bank:

(i)

as soon as available and any event within one hundred eighty (180) calendar days after the close of each of its fiscal years, a copy of its annual financial statements, including a balance sheet as at the end of such fiscal year and the related statements of profit and loss and cash flow, with the opinion of a reputable independent public accountant, publish on its website (http://www.indosat.com);

(ii)

as soon as available and in any event within sixty (60) calendar days after the close of each quarter of each of its fiscal years, a copy of its financial statements for the period from the beginning of such fiscal years to the last day of such quarter, including a balance sheet as at the close of such period and the related statements of profit and loss and cash flow, publish on its website (http://www.indosat.com);

(iii)

as soon as available and in any event within 15 (fifteen) calendar days after amendment of its Articles of Association or change of its members of the Board of Directors or Commissioners or change its shareholders or corporate structure send notice in writing to the Bank together with all supporting documents related thereto;

(iv)	promptly after the occurrence of any Event of Default, written notice setting forth the nature of such Event of Default and the steps being taken by it to remedy such Event of Default; and

(v)

from time to time, such other reasonable information regarding its business, affairs and financial condition as the Bank may request except for any information that would be deemed confidential and/or inside information according to prevailing Indonesian laws;

(g)

will keep proper books of record and account and upon request of the Bank, will give any authorized representative of the Bank access during normal business hours, and will permit such representative to examine, copy or make extracts from, all of its books, records and documents in its possession, save for any information that would be deemed confidential and/or inside information according to prevailing Indonesian laws;

(h)

at all times comply with, or cause to be complied with, all laws, statutes, rules, regulations, orders and directives of any governmental authority having jurisdiction over the Borrower or its business;

(i)

duly pay and discharge all taxes, assessments and governmental charges of whatsoever nature and by whomsoever levied upon it or against its properties prior to the date on which penalties thereto attach, unless and to the extent only that the same shall be contested in good faith and by appropriate proceedings by the Borrower, adequate reserves having been set aside for the filings thereof; and make timely filings of all tax returns and governmental reports required to be filed or submitted by it under any applicable laws or regulations.

(j)	shall maintain:

-	the leverage ratio of the Borrower Debt to EBITDA to be not more than 4.0:1.0; and

-	the leverage ratio of the Borrower Debt to Equity to be not more than 2.5:1.0

Article 10

Negative Covenants

The Borrower also agrees that, so long as the Loan or any other amount payable hereunder is outstanding, the Borrower shall not without prior written approval of the Bank:

(a)

enter into any transaction with any party other than on an arm’s length basis, and without limiting the foregoing, it will not engage in any transaction with any Affiliate on terms less favorable to the Borrower than would be obtainable at the time in comparable transaction of the Borrower in arm’s length dealings with a party other than such Affiliate (“Affiliate” means any shareholders, directors, officers or employees of the Borrower as well as any person which possesses, directly, or indirectly, the power to direct or cause the direction of the management and policies of Borrower, whether through voting rights, by contract or otherwise);

(b)

reorganize or consolidate with or merge into any other company except in relation to Qualified Asset Sale and will not materially alter the nature of its business as conducted on the date of the Agreement;

(c)

incur or suffer to exist any additional indebtedness for money borrowed or credit extended (including contingent indebtedness by guarantee or otherwise) other than those incurred in the ordinary course of business, or make any loan to any person or entity

(save in the ordinary course of business) or give any guarantee to or for the benefit of any person;

(d)	create, incur, assume or suffer to exist any security right (hak tanggungan) on its immovables, or encumber its assets, except for:

(i)	Permitted Collateral or Guarantee; and

(ii)	any other security created or outstanding with the prior written consent of the Bank.

(e)	sell or dispose of Material part of its immovable or key assets in carrying out its business, except in its day-to-day course of business and/or Qualified Asset Sale.

Article 11

Events of Default

11.1	Each of the following events shall be an “Event of Default” for all purposes of the Agreement:

(a)	any amount whatsoever payable by the Borrower to the Bank under the Agreement shall not be paid in full when due and such non payment continues for three (3) calendar days after such due date; or

(b)	the Borrower defaults in the due payment of any other moneys payable to the Bank; or

(c)	the Borrower shall fail to perform any other covenants or agreements to be performed by it under the Agreement and such failure, if remediable, shall continue for seven (7) calendar days; or

(d)

any representation or warranty made or repeated by the Borrower in the Agreement or any other document furnished to the Bank under or in connection with the Agreement shall (in the sole but reasonable opinion of the Bank) prove to have been incorrect in any material respect when made; or

(e)

the Borrower claims or it is held by any court of competent jurisdiction that the terms or any of the terms of this Agreement or any agreement are void, voidable or unenforceable (whether partially or otherwise) for any reason whatsoever; or

(f)

any license or approval now or hereafter necessary to enable the Borrower to comply with any of its obligations under the Agreement shall be revoked, withdrawn or withheld or shall be modified or amended in a manner prejudicial to the interest of the Bank hereunder; or

(g)

the Borrower default in the payment when due of any principal of or interest on any of its indebtedness, now or hereafter existing, when due or payable or, by reason of breach or default on the part of any of them, any money payable by any of them becomes due or capable of being declared due prior to the date when it would otherwise have become due or any of them fails or is unable to honor any guarantee or indemnity when called upon to do so. However, no

Event of Default will occur under this paragraph if the amount of indebtedness is less then fifty billion Rupiah (1DR 50,000,000,000) or its equivalent in other currencies; or

(h)

any governmental authority shall take any action to condemn, seize or appropriate any Material portion of the Borrower’s assets (either with or without payment of compensation), or shall have taken any other action which, in the reasonable opinion of the Bank, has material adverse effects of Borrower’s payment obligation under this Agreement; or

(i)

the Borrower is declared bankrupt or insolvent by a competent court by virtue of a final and binding decision, or the Borrower initiate voluntary bankruptcy, insolvency or reorganization proceedings (or any comparable proceedings under Indonesian law) or a moratorium is granted on the payment of debt in respect of the Borrower, or Material part of its asset ; or

(j)	the Borrower without the prior written consent of the Bank:

(i)

resolves to be wound up or calls a meeting to consider such a resolution or an application for the winding up of the Borrower is filed voluntarily and not dismissed within seven (7) days after the filing thereof; or

(ii)	reduces or attempts to reduce its capital; or

(k)

the Borrower, without the prior written consent of the Bank, ceases or threatens to cease to carry on business, or sells or disposes of any Material part of its assets other than within the ordinary course of its business and/or pursuant to Qualified Asset Sale; or

(l)

without limiting the operation of any other Event of Default, any other event occurs or circumstances arises which in the reasonable opinion of the Bank has a material adverse effect on the ability of the Borrower to perform its payment obligations hereunder or otherwise to comply with the material terms of this Agreement.

11.2

If there shall occur any Event of Default as defined above, then and in each such event the Bank may by written notice to the Borrower declare the entire principal amount of the Loan, interest accrued thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the same shall forthwith become due and payable, without further demand, presentment, protest or other notice whatsoever, all of which are expressly waived by the Borrower, and:

(a)	the Bank has no further obligation to disburse any further drawing of any of the credit facilities hereunder; whereupon the same shall be canceled and the remaining facility shall be reduced to zero.

(b)	the Borrower shall immediately pay:

(i)	all due but unpaid amounts owing by the Borrower to the Bank (including interest therein and default interest or other late payment charges);

(ii)	any balance of any disbursed Loan not repaid (including interest thereon), whether or not yet due and payable or whether or not the time designated for repayment has arrived; and

(iii)	all costs and expenses (including without limitation reasonably incurred legal and notarial fees) incurred by the Bank in enforcing its claim;

(d)	the Bank shall be entitled to exercise any of its other rights afforded to it by this Agreement, or by law.

11.3

The Borrower acknowledges that a default made by it hereunder shall constitute a default in the due and proper performance of every other obligation of it to the Bank whether relating to the amounts owing by Borrower to the Bank hereunder or any other moneys borrowed by the Borrower from the Bank.

11.4	The Bank shall have the prerogative to set off any and all funds credited into the bank accounts or time deposits with the Bank (if any), against all or part of the Indebtedness of the Borrower to the Bank. Such funds shall be utilized to repay all or part of the Indebtedness owing by the Borrower to the Bank.

The Borrower hereby authorizes the Bank to apply any credit balance to which the Borrower is entitled on any account of the Borrower with the Bank in satisfaction of any sum due and payable from the Borrower to the Bank hereunder but unpaid.

For this purpose, the Bank is authorized to purchase with the moneys standing to the credit of any such account such other currencies as may be necessary to effect this application at the prevailing exchange rate of the Bank.

Article 12

Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Republic of Indonesia.

Article 13

Domicile

For the implementation of this Agreement and all its consequences and for the adjudication of all disputes arising hereunder, parties hereto hereby irrevocably elect and choose general and permanent domicile at the Registrar’s Office of South Jakarta District Court in Jakarta (Kantor Pengadilan Negeri Jakarta Selatan di Jakarta). Without limiting the foregoing, the Borrower Further agrees that the Bank may at its option submit any dispute which may arise in connection with this Agreement to any other court having jurisdiction over the property of the Borrower.

Article 14

Miscellaneous Provisions

14.1	Waiver

No failure on the part of the Bank to exercise and no delay in exercising and no course of dealing with respect to any right, power of privilege under the Agreement, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege under the Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided in the Agreement are cumulative and not exclusive of any remedies provided by law. The Agreement may be amended only by an instrument in writing signed by the party or parties intended to be bound.

14.2	Notices

Except as otherwise specified in the Agreement, all notices and other communications shall be in writing and shall be deemed to have been duly given when deposited in the mail, registered and postage prepaid, delivered to the telegraph office or transmitted by telex or facsimile (to be confirmed thereafter in writing), addressed to either party at its address as specified in the Schedule, or at such other address as each party shall have notified in writing to the other party, effective upon receipt.

14.3	Language

All notices, opinions and other documents given under or in connection with the Agreement, unless submitted in the English language, shall be accompanied by an English translation thereof; provided, that the English version thereof shall govern in case of conflict with the non-English version.

14.4	Severability

Any provision of the Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions and without affecting the validity or enforceability of such provisions in any other jurisdiction.

14.5	Benefit of the Agreement

This Agreement shall be binding upon and inure to the benefit of each party hereto and its successors and assignees.

14.6	Assignment

The Bank may at any time assign any of its rights, benefit and obligations hereunder with consent of the Borrower. Such consent must not be unreasonably withheld or delayed and, where the Borrower does not respond, shall be deemed to have been given after a period often (10) business days has passed from the Borrower duly received the request for consent. The Borrower shall not be entitled to assign or transfer any of the Borrower’s rights, obligations or power hereunder

14.7	Disclosure of Information

The Bank may disclose to any actual or potential assignee or to any person who may otherwise enter into a contractual relationship with the Bank in relation to this Agreement such information about the Borrower as the Bank shall consider appropriate.

14.8	Termination

The parties hereby waives the provisions of Article 1266 of the Indonesian Civil Code and acknowledges that the Bank may unilaterally terminate this Agreement solely in accordance with its terms.

14.9	Set-off or “Kompensasi”

The Borrower hereby waives any right to and agrees not to make any claim of set off or “Kompensasi” as provided in Articles 1425 to 1435 of the Indonesian Civil Code and agrees not to make any counter claim in any action brought by the Bank to enforce its rights hereunder.

14.10	Power of Attorney

The Borrower hereby irrevocably appoints the Bank and each manager of the Bank severally to be its attorney to do all acts and things which may or ought to be done by the Borrower hereunder. The powers of attorney granted in this Agreement constitute an integral and important part of this agreement, without which the Bank would not make the Loan to the Borrower. The said powers of attorney cannot therefore be revoked and shall not terminate for any reason whatsoever (save for revocation by the Bank) including the reasons mentioned in Article 1813, 1814 and 1816 of the Indonesian Civil Code.

14.11	Reports

The Borrower agrees that the obligation to report and effect all necessary filing and registration and obtain the approvals as may be required in any governmental decree (as the same may be amended, varied or supplemented) rest solely with the Borrower. In the event that for any reason whatsoever, any such legal requirement is not complied with, the Borrower shall not use such failure as the basis of any objection, defense or exception in any proceedings brought by the Bank or in relation to enforcement by the Bank of its rights and remedies under this Agreement or under any applicable law.

Notwithstanding anything contained in this Agreement, the Borrower agrees that the Bank shall have the right (but is not obliged) and shall be authorized to report the obligations of the Borrower under this Agreement, to file any periodic reports or other report with any relevant authority (including without limitation to Bank Indonesia, the Department of Finance or Minister of Finance of the Republic of Indonesia) and to obtain any approvals and authorizations as necessary to protect the Bank’s rights and interest hereunder.

14.12	Obligations of the Borrower

This Agreement and the liability of the Borrower hereunder shall not be affected or discharged:

(a)	by the Bank granting any guarantor or any person of any time or indulgence or consideration; or

(b)	by the Bank failing or neglecting to recover any part of the amounts owing by the Borrower to it hereunder; or

(c)	by any other acquiescence, delay, act, omission or mistake on the part of the Bank, any of its officers or any other person; or

(d)

by the loss, release, discharge, abandonment or transfer (whether wholly or partially and with or without consideration) of any securities, or any other security, judgment or negotiable instrument now or hereafter held or recovered by the Bank from or against the Borrower or any other person; or

(e)

to the extent permitted under applicable law, by the provisions of all statutes, decrees, legislation and regulations now or hereafter in force whereby in consequence either or both the powers, rights and remedies of the Bank and the obligations of the Borrower hereunder may be curtailed, suspended, postponed, defeated or extinguished.

14.13	Change of Shareholding

Borrower shall notify Bank upon becoming aware of Qatar Telecom’s direct or indirect shareholding in the Borrower has in aggregate fallen below fifty one percent (51%) of its entire issued share capital and when such change of shareholding becomes effective. Within thirty (30) calendar days following receipt of Borrower’s notification, Bank shall meet with Borrower and review in good faith the terms and conditions of this Agreement.

IN WITNESS WHEREOF the duly authorized representatives of the parties have executed this Agreement as of the date first mentioned above.

THE BORROWER PT INDOSAT TBK			THE BANK PT BANK SUMITOMO MITSUI INDONESIA

By:	/s/ Alexander Rusli	By:	/s/ Masaya Hirayama
Name:	Alexander Rusli	Name:	Masaya Hirayama
Title:	President Director & CEO	Title:	President Director

By:	/s/ Leonardus Salim
Name:	Leonardus Salim
Title:	Group Head Treasury

SCHEDULE

No.: 001

TO CREDIT AGREEMENT NO. BSMI 0249

DATED 26 DECEMBER 2012

BY AND BETWEEN

PT BANK SUMITOMO MITSUI INDONESIA,

AS BANK

AND

PT. INDOSAT TBK. AS BORROWER

(“CREDIT AGREEMENT”)

This Schedule is an integral and inseparable part of the Credit Agreement. Capitalized terms used but not defined herein shall have the same meaning given to them in the Credit Agreement.

ITEM 1.	A. NAME OF BORROWER : PT. INDOSAT TBK.

Address:	Jl. Medan Merdeka Barat No.21
Jakarta Pusat
Telephone:
Facsimile:

B. Composition of Borrower’s Shareholders:

Name	Shares (Seri A)	Shares (Seri B)	Amount (%)
Government of Indonesia	1	776,624,999	14.2922%
Qtel Asia Pte. LTD.	-	3,532,056,600	65%
Public	-	1,125,251,900	20.7080%

C. Composition of Borrower’s Directors:

President Director	: Alexander Rusli
Director	: Curt Stefan
Director	: Fadzri Sentosa
Director	: Hans Christiaan Moritz
Director	: Frederik Johannes Meijer

D. Composition of Borrower’s:

President Commissioner	: Abdulla Mohammed S.A.
Al-thani
Commissioner	: Dr.Nasser Mohammed
Marafih
Commissioner	: Rachmad Gobel
Commissioner	: Rionald Silaban
Commissioner	: Drs. Beny Roelyawan
Independent Commissioner	: Chris Kanter
Independent Commissioner	: Richard Farnsworht
Independent Commissioner	: Rudiantara
Independent Commissioner	: Soeprapto
Independent Commissioner	: Thia Peng Heok

E. Capitalization of Borrower:

Capital	Shares	Amount
Authorized	20,000,000,000	2,000,000,000,000.-
Issued	5,433,933,500	543,393,350,000.-
Paid -Up	5,433, 933,500	543,393,350,000.-

ITEM 2.	CREDIT FACILITIES:

[X] REVOLVING*)
[ ] NON REVOLVING *) Committed*) Check if applicable: Availability Period: December 2012 - December 2015
Maturity Date: 36 (thirty) months after the last drawdown date of the Facility but in any event shall not exceed 31 December 2015
APPROVED PURPOSE: To finance general corporate purpose of the Borrower
FACILITY: Loan on Certificate
CURRENCY: Indonesian Rupiah (IDR)
AMOUNT: IDR 650,000,000,000.- (Indonesian Rupiah Six Hundred Fifty Billion)

ITEM 3.	NUMBER OF TRANCHES:

NOTICE PERIOD FOR DRAWING OF A TRANCHE:

ITEM 4.	INTEREST PER ANNUM: 1.25% (one point two five percent) per annum above JIBOR (as defined below)

ITEM 5.	REPAYMENT SCHEDULE:

A. PRINCIPAL : Number of installments:

Grace Period:
Payable:
[X] on the maturity date of each Loan *)
[ ] See attached principal repayment schedule *)
*) Check if applicable

B. INTEREST: Number of installments:

Grace Period:
Payable:
[X] on the Interest Payment Date *)
[ ] See attached principal repayment schedule *)
*) Check if applicable

C. PREPAYMENT: is allowed subject to giving the Bank with 5 (five) business days prior written notice and subject to the Bank receives payment of Break Costs as determined by the Bank, provided that no penalty will be charged by the Bank if the prepayment is made on the Interest Payment Date.

ITEM 6.	ADDITIONAL CONDITIONS PRECEDENT:

A.	SECURITY DOCUMENTS:

B.	OTHERS.

ITEM 7.	INSURANCE:

ITEM 8.	SPECIAL CONDITIONS:

(a)	Definition:

“JIBOR” means, in relation to any Loan, the applicable benchmark interest rate for Rupiah for the relevant Interest Period displayed on the appropriate page of the Reuters Screen on two (2) business days prior to the commencement of such Interest Period. For this purpose, the “Reuters Screen” means the display designated as “JIBOR” page on the Reuters monitor system or such other page as may replace “JIBOR” page on that system, for the offering of deposits in Rupiah for a period comparable to the Interest Period for that Loan.

(b)	The utilization of each Loan under the Loan on Certificate Facility shall be subject to the completion by the Borrower and satisfactory to the Bank of all Conditions Precedent set out in Article 3 of the Credit Agreement.

(c)	Not Maturity by Origination

(d)	Single currency clause (IDR currency only)

(e)	Maximum lending term of each Loan under the Loan on Note Facility is 36 (thirty six) months but in any event no Loan shall exceed 31 December 2015.

(f)	Maximum Interest Period of each Loan under the Loan on Certificate Facility is 6 (six) months.

(g)	Commitment fee at the rate 0.25% (zero point two five per cent) per annum on undrawn amount and shall be payable on a quarterly basis. Commitment fee shall be calculated from (i) 1 (one) month after the Credit Agreement date or (ii) the first drawdown date, whichever comes earlier.

(h)	Facility fee at the rate 0.15% (zero point one percent) flat

(i)	This Schedule is to grant a new Loan on Certificate Facility.

Executed on this 26th day of December by the authorized representatives of the Parties.

THE BORROWER PT. INDOSAT TBK			THE BANK PT BANK SUMITOMO MITSUI INDONESIA

By:	/s/ Alexander Rusli	By:	/s/ Masaya Hirayama
Name:	Alexander Rusli	Name:	Masaya Hirayama
Title:	President Director & CEO	Title:	President Director

By:	/s/ Leonardus Salim
Name:	Leonardus Salim
Title:	Group Head Treasury

Exhibit A

Notice of Borrowing

(LETTERHEAD OF BORROWER)

Date: (at least two (2) business days prior to the proposed date of borrowing)

PT Bank Sumitomo Mitsui Indonesia

Summitmas II, 10th Floor

Jalan Jenderal Sudirman Kav.61-62

Jakarta 12190

Indonesia

(the “Bank”)

NOTICE OF BORROWING

Gentlemen,

PT                  (the “Borrower’) hereby proposes in accordance with the Credit Agreement dated on the (the “Credit Agreement”) that an advance be made as follows:

Amount:

Period:                      to

Interest Rate:

Interest                  to

Period:

Advance to             [Borrower’ designated account]

be credited to:

The Borrower hereby certifies to you that as of the date of this notice:

(i)	there exists no Event of Default and no event which with the giving of notice or passing of time or both would constitute an Event of Default,

(ii)	that all representations and warranties of the Borrower set forth in the Credit Agreement are true and correct as of the date of this notice as if made on this date; and

(iii)	that all conditions precedent specified in the Credit Agreement have been fulfilled.

Terms used but not defined herein shall have the same meaning as given to them in the Credit Agreement.

Very Truly Yours,

PT

Name:
Title:

By:
Name:
Title:

Exhibit B

Repayment Schedule

Intentionally Left Blank

Exhibit C

Statement of the Borrower

STATEMENT

The undersigned                     ,                      and                     ,                      of PT Indosat Tbk, a corporation organized and existing under the laws of the Republic of Indonesia (hereinafter referred to as the “Borrower”), acting for and on behalf of the Borrower, DOES HEREBY STATE AND AFFIRM THAT:

1.	This Statement is furnished pursuant to the Credit Agreement No. BSMI 0249 dated 26 December 2012 entered into between the Borrower and the Bank.

2.	The Borrower is a limited liability company duly organized and existing under Indonesian law, and the Articles of Association of the Borrower and its amendments are set forth in:

(a).	Supplement No.24/l968 to the State Gazette of the Republic of Indonesia No. 12, dated 8 February 1991 regarding its establishment,

(b).

Deed No.7 dated 8 March 2004 drawn up before Poerbaningsih Adi Warsito, S.H. Notary in Jakarta which has been notified to and such notification has been received by the Minister of Law and Human Rights of the Republic of Indonesia as evidenced by its letter No.C-05582 HT.0l.04.TH.2004 dated 8 March 2004 with the supplement No. 211 to the state gazette No.23 dated 19 March 2004; as amended from time to time as follow:

(c).	Supplement No.281 to the State Gazette No.3 dated 11 January 2005;

(d).	Supplement No.125 to the State Gazette No.12 dated 11 February 2005;

(e).	Supplement No.204 to the State Gazette No. 19 dated 8 March 2005;

(f).	Supplement No.706 to the State Gazette No.l9 dated 26 July 2005;

(g).	Supplement No. 901 to the State Gazette No.69 dated 29 August 2006;

(h).	Deed No. 129 dated 21 September 2006

drawn up before Aulia Taufani,S.H. as the substitute of Poerbaningsih Adi Warsito, S.H. Notary in Jakarta Jakarta which has been notified to and such notification has been received by the Minister of Law and Human Rights of the Republic of Indonesia as evidenced by its letter No.W7-HT.01.04-1787 dated 5 October 2006;

(i).

Deed No.109 dated 14 July 2008 drawn up before Sutjipto,S.H. Notary in Jakarta which has been notified to and such notification has been approved by the Minister of Law and Human Rights of the Republic of Indonesia as evidenced by its letter No.AHU-48398.AH.01.02.Tahun 2008 dated 6 August 2008 regarding the amendment to all Articles of Association in compliance with Law No.40 of 2007 on Limited Liability Company;

(j).

Deed No. 118 dated 11 June 2009 drawn up before Aulia Taufani ,S-H. as the substitute of Sutjipto,S.H. Notary in Jakarta which has been notified to and such notification has been approved by the Minister of Law and Human Rights of the Republic of Indonesia as evidenced by its letter No.AHU-31103.AH.01.02.Tahun 2009; and lastly amended by

(k).

Deed No.5 dated 3 October 2012 drawn up before Aryanti Artisari, SH.,M.Kn Notary in Jakarta which has been notified to and such notification has been received by the Minister of Law and Human Rights of the Republic of Indonesia as evidenced by its letter No.AHU-AH.01.10-37167 dated 16 October 2012

3.	As of this date there are no other amendments to the Articles of Association of the Company.

4.	The following are the current members of the Board of Directors and Commissioners of the Company:

President Director	: Alexander Rusli
Director	: Curt Stefan
Director	: Fadzri Sentosa
Director	: Hans Christiaan Moritz
Director	: Frederik Johannes Meijer

President Commissioner:

Abdulla Mohammed S.A. Al-thani

Commissioner :

Dr.Nasser Mohammed Marafih

Commissioner	: Rachmad Gobel
Commissioner	: Rionald Silaban
Commissioner	: Drs. Beny Roelyawan
Independent Commissioner	: Chris Kanter
Independent Commissioner	: Richard Farnsworht
Independent Commissioner	: Rudiantara
Independent Commissioner	: Soeprapto
Independent Commissioner	: Thia Peng Heok

5.	Capitalization of the Borrower

Capital	Shares	Amount
Authorized	20,000,000,000	2,000,000,000,000.-
Issued	5,433,933,500	543,393,350,000.-
Paid-Up	5,433,933,500	543,393,350,000.-

6.	Composition of Borrower’s Shareholders :

Name	Shares (Seri A)	Shares (Seri B)	Amount (%)
Government of Indonesia	1	776,624,999	14.2922%
Qtel Asia Pte.LTD.	-	3,532,056,600	65%
Public	-	1,125,251,900	20.708%
Total			(100%)

7.

Except otherwise disclosed in writing to the Bank, or as contained in Borrower’s financial statements there are no legal or governmental proceedings pending or threatened to which the Borrower is a party or to which any of the properties of the Borrower is the subject which would individually or in the aggregate have a material adverse effect on the financial position, equity or results of operations of the Borrower.

Sincerely PT INDOSAT TBK

By:
Name:
Title:

By:
Name:
Title:

AMENDMENT TO THE CREDIT AGREEMENT

This Amendment to the Credit Agreement No. BSMI 0249 dated 26 December 2012 (the “Amendment”) is made and entered into on 19th March 2013 by and between;

PT INDOSAT Tbk., a limited liability company organized and existing under the laws of the Republic of Indonesia, having its legal domicile in Central Jakarta (hereinafter referred to as the “Borrower’);

and

PT BANK SUMITOMO MITSUI INDONESIA, a corporation organized and existing under the laws of the Republic of Indonesia, having its legal domicile in Jakarta Selatan (hereinafter referred to as the “Bank”)

The Borrower and the Bank are hereinafter collectively referred to as the “Parties” and individually referred to as the “Party”.

W I T N E S S E T H

-	WHEREAS the Borrower and the Bank have entered into Credit Agreement No. BSMI 0249 dated 26 December 2012 (hereinafter referred to as the “Credit Agreement”);

-	WHEREAS the Borrower and the Bank have agreed to make certain amendments to the Credit Agreement as hereunder set forth;

NOW, THEREFORE, the Parties hereto agree to enter into an agreement under the terms and conditions hereunder set forth:

1.	DEFINITION AND INTERPRETATION

Unless otherwise defined herein, the terms used in this Amendment shall have the same meaning given to them in the Credit Agreement.

References to “Agreement” in this Amendment shall be construed as references to the Credit Agreement as it may be further amended, extended, supplemented and restated from time to time by the parties hereto including this Amendment. The headings in this Amendment are inserted for convenience only and shall be ignored in construing this Amendment.

II.	AMENDMENT

The Parties hereby mutually agree to amend the Article Agreement to be written as follows:

(j)	shall maintain:

-	the leverage ratio of the Borrower Net Debt to EBITDA to be not more than 4.0:1.0; and

-	the leverage ratio of the Borrower Net Debt to Equity to be not more than 2.5:1.0

III.	CLOSING PROVISIONS

Other provisions in the Credit Agreement which are not amended under this Amendment shall remain in full force and effect and remain binding on the Borrower and the Banks.

This Amendment and the Credit Agreement shall be read and construed as one document, and this Amendment shall be considered to be an integral and inseparable part of the Credit Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed by their duly authorized representative(s) on the day and year first written above.

THE BORROWER/ PT INDOSAT Tbk.		THE BANK/ PT BANK SUMITOMO MITSUI INDONESIA

By:	/s/ Alexander Rusli	By:	/s/ Husan Mahjudin
Name:	Alexander Rusli	Name:	Husan Mahjudin
Title:	President Director & CEO	Title:	Vice President

By:	/s/ Stefan C. Carlsson
Name:	Stefan C. Carlsson
Title:	Director & CFO